Exhibit 3.291

CERTIFICATE OF INCORPORATION

OF

TEX HOLDINGS, INC.

FIRST. The name of the corporation shall be: Tex Holdings, Inc.

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD. The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one hundred (100), all of which shall be denominated as Common Stock, and each share shall have no par value.

FIFTH. The name and mailing address of the incorporator are:

David Marote

c/o Hilton Hotels Corporation

9336 Civic Center Drive

Beverly Hills, California 90210

SIXTH. In furtherance, and not in limitation, of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

SEVENTH. Election of directors need not be by written ballot, unless the bylaws of the corporation shall so provide.

EIGHTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 14th day of April, 2000.

/s/ David Marote
David Marote, Incorporator